As filed with the Securities and Exchange Commission on March 26, 2004
                                                     Registration No. 333-112747
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ___________________

                       U.S.I. HOLDINGS CORPORATION (Exact
                 name of registrant as specified in its charter)
                               ___________________

            Delaware                                      13-3771733
  (State or other jurisdiction                         (I.R.S. Employer
   of incorporation or organization)                 Identification Number)

                                                                   Ernest J. Newborn, II, Esq.
                                                           Senior Vice President, General Counsel and
                                                                            Secretary
               555 Pleasantville Road                              U.S.I. Holdings Corporation
                   Suite 160 South                              50 California Street, 24th Floor
          Briarcliff Manor, New York 10510                       San Francisco, California 94111
                   (914) 749-8500                                       (415) 983-0100
(Address, including zip code, and telephone number,      (Name, address, including zip code, and telephone
   including area code, of registrant's principal        number, including area code, of agent for service)
                  executive office)


                                    Copy to:

                             Jonathan I. Mark, Esq.
                           Cahill Gordon & Reindel LLP
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000

     Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                         CALCULATION OF REGISTRATION FEE

================================================== ============== ================ ===================== ===================
                                                                     Proposed
                                                                      Maximum            Proposed
                                                                     Offering            Maximum
               Title of Each Class                 Amount to Be      Price Per          Aggregate            Amount of
         of Securities to Be Registered             Registered       Security         Offering Price      Registration Fee
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
U.S.I. Holdings Corporation common stock, par
    value U.S. $0.01 per share (1)............        (4)(5)           (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
U.S.I. Holdings Corporation preferred stock, par
    value U.S. $0.01 per share (2)............        (4)(5)           (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
U.S.I. Holdings Corporation unsecured debt
    securities (3) ...........................        (4)(5)           (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
U.S.I. Holdings Corporation warrants to
    purchase common stock.....................        (4)(5)           (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
U.S.I. Holdings Corporation warrants to
    purchase preferred stock..................        (4)(5)           (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
U.S.I. Holdings Corporation warrants to purchase
    debt securities...........................        (4)(5)           (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
U.S.I. Holdings Corporation stock purchase
    contracts.................................        (4)(5)           (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
U.S.I. Holdings Corporation stock purchase units
    (7).......................................        (4)(5)           (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
Units consisting of two or more of the above..        (4)(5)           (5)(6)            (4)(5)(6)               (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
Total for sale by registrant..................        (4)(5)           (5)(6)        $150,000,000(6)             (6)
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
Shares of common stock offerable by selling
    shareholders (8)..........................      8,445,394        $14.58           $123,133,844.52              (6)
                                     shares
-------------------------------------------------- -------------- ---------------- --------------------- -------------------
    Total.....................................                                        $273,133,844.52         $34,606.06(4)(9)
================================================== ============== ================ ===================== ===================


(1) Also includes such presently indeterminate number of shares of U.S.I. Holdings Corporation common stock into which certain series of U.S.I. Holdings Corporation debt securities and U.S.I. Holdings Corporation preferred stock may be converted and for which no separate consideration will be received and for which U.S.I. Holdings Corporation warrants to purchase common stock may be exercised.

(2) Also includes such presently indeterminate number of shares of U.S.I. Holdings Corporation preferred stock into which certain series of U.S.I. Holdings Corporation debt securities may be converted and for which no separate consideration will be received and for which U.S.I. Holdings Corporation debt warrants may be exercised.

(3) Also includes presently indeterminate number of U.S.I. Holdings Corporation debt securities for which certain shares of U.S.I. Holdings Corporation preferred stock may be exchanged and for which no separate consideration will be received.

(4) There are being registered under this registration statement such indeterminate numbers of securities of U.S.I. Holdings Corporation as will have an aggregate initial offering price not to exceed $150,000,000. The initial public offering price of any securities denominated in any foreign currencies or currency units will be the U.S. dollar equivalent thereof based on the prevailing exchange rates at the respective times such securities are first offered. If any U.S.I. Holdings Corporation debt securities are issued at an original issue discount, then the securities registered will include such additional U.S.I. Holdings Corporation unsecured debt securities as may be necessary such that the aggregate initial public offering price of all securities issued pursuant to this registration statement will equal $150,000,000. In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement will cover such indeterminate number of shares of U.S.I. Holdings Corporation common stock that may be issued with respect to stock splits, stock dividends and similar transactions.

(5) Pursuant to General Instruction II.D to Form S-3, the amounts to be registered, proposed maximum aggregate offering price per security, and proposed maximum aggregate offering price have been omitted for each class of securities that is offered hereby by the registrant.

(6) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933 and reflects the maximum offering price of the securities that may be issued.

(7) Each U.S.I. Holdings Corporation stock purchase unit consists of (a) a U.S.I. Holdings Corporation common stock purchase contract, under which the holder or U.S.I. Holdings Corporation, upon settlement, will purchase a fixed or varying number of shares of U.S.I. Holdings Corporation common stock, and (b) a beneficial interest in either U.S.I. Holdings Corporation debt securities, U.S.I. Holdings Corporation preferred stock or debt or equity obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the U.S.I. Holdings Corporation stock purchase units. No separate consideration will be received for the U.S.I. Holdings Corporation stock purchase contracts or the related beneficial interests.

(8) Up to an additional aggregate of 8,445,394 shares of U.S.I. Holdings Corporation common stock may be sold by selling shareholders from time to time pursuant to this registration statement. Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the average of the high and low sales prices of the U.S.I. Holdings Corporation common stock on the Nasdaq National Market on February 6, 2004.

(9) Previously paid.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




PRELIMINARY PROSPECTUS
Subject to Completion, March 25, 2004

                                  $150,000,000
                           U.S.I. HOLDINGS CORPORATION

Common Stock, Preferred Stock, Debt Securities, Warrants to Purchase Common Stock, Preferred Stock or Debt Securities, Stock Purchase Contracts, Stock Purchase Units and 8,445,394 shares of Common Stock Offered by Selling Shareholders

The following are types of securities that may be offered and sold by U.S.I. Holdings Corporation under this prospectus up to an aggregate initial offering price of $150,000,000:

     o    U.S.I. Holdings Corporation common stock

     o    U.S.I. Holdings Corporation preferred stock

     o    U.S.I. Holdings Corporation unsecured debt securities

     o U.S.I. Holdings Corporation warrants to purchase common stock, preferred stock or debt securities

     o U.S.I. Holdings Corporation stock purchase contracts and stock purchase units

In addition, this prospectus also covers one or more selling shareholders who may resell up to an aggregate of 8,445,394 shares of U.S.I. Holdings Corporation common stock that they own in one or more offerings.

A prospectus supplement, which must accompany this prospectus, will describe the securities U.S.I. Holdings Corporation is offering and selling, as well as the specific terms of the securities. Those terms may include, among others, as applicable:

     o    Aggregate principal amount
     o    Issue price
     o    Denomination
     o    Currency or composite currency
     o    Maturity
     o    Interest rate
     o    Dividend rate
     o    Sinking fund terms
     o    Ranking
     o    Redemption terms
     o    Conversion terms
     o    Listing on a securities exchange
     o    Amount payable at maturity
     o    Liquidation preference

The prospectus supplement may also supplement or update information contained in this prospectus; provided, that such information does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of U.S.I. Holdings Corporation common stock are traded on the Nasdaq National Market under the symbol "USIH." The closing price of U.S.I. Holdings Corporation common stock was $14.52 per share on March 26, 2004

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


                                TABLE OF CONTENTS

                                                                            Page

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS...........................2
U.S.I. HOLDINGS CORPORATION....................................................4
RISK FACTORS...................................................................5
USE OF PROCEEDS...............................................................12
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS..............12
GENERAL DESCRIPTION OF THE OFFERED SECURITIES.................................12
DESCRIPTION OF U.S.I. HOLDINGS CORPORATION CAPITAL STOCK......................13
DESCRIPTION OF U.S.I. HOLDINGS CORPORATION COMMON STOCK.......................13
DESCRIPTION OF U.S.I. HOLDINGS CORPORATION PREFERRED STOCK....................15
DESCRIPTION OF U.S.I. HOLDINGS CORPORATION DEBT SECURITIES....................17
DESCRIPTION OF U.S.I. HOLDINGS CORPORATION WARRANTS TO PURCHASE COMMON
  STOCK OR PREFERRED STOCK....................................................31
DESCRIPTION OF U.S.I. HOLDINGS CORPORATION WARRANTS TO PURCHASE DEBT
  SECURITIES..................................................................34
DESCRIPTION OF U.S.I. HOLDINGS CORPORATION STOCK PURCHASE CONTRACTS AND
  STOCK PURCHASE UNITS........................................................36
SELLING SHAREHOLDERS..........................................................38
PLAN OF DISTRIBUTION..........................................................42
WHERE YOU CAN FIND MORE INFORMATION...........................................44
INCORPORATION OF DOCUMENTS BY REFERENCE.......................................44
ABOUT THIS PROSPECTUS.........................................................45
LEGAL MATTERS.................................................................46
EXPERTS.......................................................................46


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 found at
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by us from time to time in filings with the Securities Exchange Commission, press releases, or otherwise. Statements contained in this report that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Act. Forward-looking statements may include, but are not limited to, discussions concerning revenues, expenses, earnings, cash flow, capital structure, financial losses, as well as market and industry conditions, premium rates, financial markets, interest rates, contingencies and matters relating to our operations and income taxes. In addition, when used in this report, the words "anticipates," "believes," "should," "estimates," "expects," "intends," "plans" and variations thereof and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on available current market and industry material, experts' reports and opinions and long-term trends, as well as management's expectations concerning future events impacting us.

     Forward-looking statements made by us or on our behalf are subject to risks and uncertainties, including but not limited to the following: our ability to grow revenues organically; our ability to expand our margins; the integration of our operations with those businesses or assets we have acquired or may acquire in the future and the failure to realize the expected benefits of such integration; errors and omissions claims; future regulatory actions and conditions at the Federal level and in the states in which we conduct business; our ability to attract and retain key sales and management professionals; our level of indebtedness and debt service requirements; downward commercial property and casualty premium pressures; the competitive environment; and general economic conditions around the country. Our ability to grow has been enhanced through acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to us. Accordingly, actual results may differ materially from those set forth in the forward-looking statements.

     Readers are cautioned not to place undue reliance on any forward-looking statements contained in this report, which speak only as of the date set forth on the signature page hereto. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after such date or to reflect the occurrence of anticipated or unanticipated events.

                           U.S.I. HOLDINGS CORPORATION

     We are a distributor of insurance and financial products and services to small and mid-sized businesses. Founded in 1994, we have grown organically and through acquisitions to become the ninth largest insurance broker in the United States and a provider of employee health and welfare products and related consulting and administration services. We currently have approximately 60,000 small and mid-sized business clients. We have two operating segments, Insurance Brokerage and Specialized Benefits Services and an administrative segment, Corporate. The products and services we distribute and offer through our two operating segments can be categorized as:

Insurance Brokerage Segment

     o General and specialty property and casualty insurance, which we refer to as P&C insurance

     o Individual and group health, life and disability insurance, which we refer to as Group Employee Benefits insurance

Specialized Benefits Services Segment

     o    Core benefits (retirement services and health and welfare)

     o    Benefits enrollment and communication

     o    Executive and professional benefits

Corporate Segment

     o Corporate management, acquisition processes, marketing, human resources, legal, capital planning, financial and reporting support.

     Approximately 85% of our revenues for the year ended December 31, 2003 was derived from our Insurance Brokerage segment. Within this segment, approximately 68% relates to P&C insurance and 32% to Group Employee Benefits insurance. Approximately 15% of our revenues in 2003 was derived from our Specialized Benefits Services segment. Within this segment, approximately 47% relates to core benefits, 30% to benefits enrollment and communication and 23% to executive and professional benefits. Our Corporate segment had 0.2% of our revenues.

     Our sales and marketing efforts are primarily focused on distributing insurance and financial products and services to middle-market businesses. We have approximately 370 sales professionals and product specialists based in 59 offices in 19 states.

     Our principal executive office is located at 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, New York 10510 (telephone number: (914) 749-8500). Additional information about U.S.I. Holdings may be found over the Internet at our website at http://www.usi.biz. The information on our website is not a part of this prospectus and is not incorporated by reference herein.

     You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information" and "Incorporation of Documents by Reference."

                                  RISK FACTORS

     You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus, before deciding to invest in our securities. If any of the following risks develop into actual events, our business, financial condition or results could be negatively affected, the market price of your investment could decline and you may lose all or part of your investment.

We may be unsuccessful in growing revenues organically, and our failure to do so may negatively affect our financial results.

     Our business plan contemplates that we will grow organically (defined as total revenue growth less the impact of acquisitions) over the long-term through all insurance industry cycles and economic market cycles. As part of our strategy to grow organically, we seek to maintain a balance of revenues in P&C insurance versus group employee benefits/specialized benefits services, increase sales production through our sales management program, and cross-sell multiple lines of business to existing clients. These strategies and activities may not result in achieving our desired organic growth. Due in part to our acquisition strategy, we may have difficulty in acquiring a balance of revenue thereby adversely impacting our revenue diversity. Due in part to the decentralized nature of our operations, we may have difficulty in focusing our sales managers and sales professionals on our sales management program and on our cross-selling strategy. In addition, we may have difficulty in integrating acquired operations, newly hired sales managers, and newly hired sales professionals into our sales management program and cross-selling strategy. If we fail to succeed in our organic revenue growth strategy, our financial results may be negatively affected.

We may be unsuccessful in expanding our margins and, if this were to occur, the market price of our common stock could decrease, perhaps significantly.

     Our business plan includes expanding our margins to achieve a balanced performance and efficiency level. As part of our strategy to expand our margins, we seek to consolidate the back-office operations of our insurance brokerage businesses on a regional basis, benchmark all key expense categories, identify best practices, and implement plans to bring all operations to target margin levels. These strategies and activities may not have the desired results in achieving our goal of increasing our margins. Due in part to our acquisition strategy, we may have difficulty in acquiring businesses that have margins in excess of our current margins thereby adversely impacting our margins. Due in part to the decentralized nature of our operation, we may have difficulty in focusing our local managers on our margin expansion strategy program. In addition, we may have difficulty in integrating acquired operations into our margin expansion strategy. If we fail to meet expectations, the market price of our common stock could decrease, perhaps significantly.

Our continued growth is partly based on our ability to acquire and integrate operations successfully, and our failure to do so may negatively affect our financial results.

     Our business plan includes making acquisitions of traditional insurance businesses which augment our organic growth. Competition to acquire traditional insurance brokerage businesses is intense. As part of our business strategy, we will seek to acquire such businesses and may experience heightened price competition from our peers. We also seek to acquire businesses in the core benefits, benefits enrollment and communication, and executive and professional benefits areas.

     Due in part to the decentralized nature of our operations, as well as the variety of types of businesses we seek to acquire, we may have difficulty integrating the operations, systems and management of our acquired companies and may lose key employees of acquired companies. Also, we may be required to obtain additional financing to pursue our acquisition strategy; however, our ability to do so is limited by the terms of our existing credit facility, which contains covenants that, among other things, may limit our ability to make certain acquisitions as well as impose restrictions on our ability to incur additional debt. We may also be similarly limited by our future debt instruments.

     Although we conduct due diligence in respect of the business and operations of each of the businesses we acquire, we may not have identified all material facts concerning these businesses. Unanticipated events or liabilities relating to these businesses could have a material adverse effect on our financial condition. Furthermore, once we have integrated an acquired business, it may not achieve levels of revenue, profitability, or productivity comparable to our existing locations, or otherwise perform as expected. Our failure to integrate one or more acquired businesses so that they achieve our performance goals may have a material adverse effect on our results of operations and financial condition.

Government regulation relating to the group and individual health plans we sell could negatively affect our financial results.

     As an employee benefits broker, we provide our clients access to group and individual health insurance products and services as well as advice on benefit plan design. Revenues generated from the sales of these products and services accounted for approximately 28.5% and 27.2% of our revenues for the years ended December 31, 2002 and 2003, respectively. Reform of the health care system is a topic of discussion at both the state and federal levels in the United States. Proposed bills and regulations vary widely and range from reform of the existing employer-based system of insurance to a single payer, public program. Several groups are urging consideration by the Congress of a national health care plan. While we cannot predict if any of these initiatives will ultimately become effective or, if enacted, what their terms will be, their enactment could have a material effect on the profitability or marketability of the health insurance products and services we sell or on our business, financial condition and results of operations.

Our business, financial condition and/or results may be negatively affected by errors and omissions claims.

     We have extensive operations and are subject to claims and litigation in the ordinary course of business resulting from alleged errors and omissions in placing insurance and handling claims. The placement of insurance and the handling of claims involve substantial amounts of money. Since errors and omissions claims against us may allege our potential liability for all or part of the amounts in question, claimants may seek large damage awards and these claims can involve significant defense costs. Errors and omissions could include, for example, our employees or sub-agents failing, whether negligently or intentionally, to place coverage or file claims on behalf of clients, to appropriately and adequately disclose insurer fee arrangements to our clients, to provide insurance carriers with complete and accurate information relating to the risks being insured or to appropriately apply funds that we hold for our clients on a fiduciary basis. It is not always possible to prevent or detect errors and omissions, and the precautions we take may not be effective in all cases.

     We have errors and omissions insurance coverage providing limits of $40 million per claim in the aggregate and $40 million annual aggregate coverage. Our deductible on these policies is $500,000 per claim. The coverage limits and the amount of related deductibles are established annually based upon our assessment of our errors and omissions exposure, loss experience and the availability and pricing within the marketplace. During our recent renewal, our premiums and deductibles associated with the purchase of errors and omission coverages were higher than in prior years because of adverse market conditions for buyers of these coverages. Recently, prices have increased and coverage terms have become far more restrictive because of reduced insurer capacity in the marketplace. While we endeavor to purchase coverage that is appropriate to our assessment of our risk, we are unable to predict with certainty the frequency, nature or magnitude of claims for direct or consequential damages.

     Our business, financial condition and/or results may be negatively affected if in the future our insurance proves to be inadequate or unavailable. In addition, errors and omissions claims may harm our reputation or divert management resources away from operating our business.

The loss of key personnel could negatively affect our financial results and impair our ability to implement our business strategy.

     Our success substantially depends on our ability to attract and retain senior management and the individual sales professionals and teams that service our clients and maintain client relationships. The ten highest revenue producing sales professionals during 2003 represented 10.8% of our commissions and fees for the year. In addition, each of our regional and product line reporting unit chief executive officers is responsible for significant segments of our business.

     If key sales professionals and senior managers were to end their employment with us, it could disrupt our client relationships and have a corresponding negative effect on our financial results, marketing and other objectives and impair our ability to implement our strategy. Our senior managers and substantially all of our sales professionals are subject to employment agreements containing confidentiality and non-solicitation provisions. We have no reason to believe any of these senior managers and key sales professionals will leave us in the foreseeable future. However, if any of them were to leave and litigate to be released from these agreements, some courts may not enforce these agreements.

The loss of the services of David L. Eslick, our chairman, president and chief executive officer, could adversely affect our ability to carry out our business plan.

     Although we operate with a decentralized management system, the services of David L. Eslick, our chairman, president and chief executive officer, are key to the development and implementation of our business plan, including our growth strategy. The loss of Mr. Eslick's services could, therefore, adversely affect our financial condition and future operating results.

Competition in our industry is intense and, if we are unable to compete effectively, we may lose clients and our financial results may be negatively affected.

     We face competition in both our Insurance Brokerage and Specialized Benefits Services segments. We compete for clients on the basis of reputation, client service, program and product offerings, and the ability to tailor our products and services to the specific needs of a client.

     We currently have approximately 60,000 small and mid-sized business clients. Revenues generated by our ten largest clients accounted for 4.7% of our commissions and fees in 2003, while no single client in this group represented more than 1.0% of our commissions and fees in 2003. Our client base fluctuates over time as a result of competition in our industry as well as other factors. If we lose one or more of our larger clients and are not able to replace them or otherwise mitigate our loss sufficiently, our financial results could be negatively affected. Additionally, a substantial portion of our business (approximately 10.8% in 2003) is nonrecurring and must be replaced with new sales each year.

     In our Insurance Brokerage segment, competition is intense in all of our business lines and in every insurance market. We believe that most of our competition is from numerous local and regional brokerage firms that focus primarily on middle-market businesses and, to a lesser extent, from larger domestic brokerage firms. In addition, insurance companies compete with us by directly soliciting clients without the assistance of an independent broker or agent. Weak economic growth, as well as rising P&C insurance rates, as experienced in the recent past, exacerbated these various competitive pressures as some of our customers chose to cut back or eliminate various types of coverage, or chose to seek competitive quotes from other brokers. Additional competitive pressures arise from the entry of new market participants, such as banks, securities firms, accounting firms and other institutions that offer insurance-related products and services.

     Our Specialized Benefits Services segment competes with consulting firms, brokers, third-party administrators, producer groups and insurance companies. A number of our competitors offer attractive alternative programs. We believe that most of our competition is from large, diversified financial services organizations that are willing to expend significant resources to enter our markets and from larger competitors that pursue an acquisition or consolidation strategy similar to ours.

     We also compete with other brokers and other financial institutions that pursue an acquisition or consolidation strategy similar to ours. These include Arthur J. Gallagher, Brown & Brown and Hilb, Rogal & Hobbs as well as a number of regional banks.

The cyclical nature of P&C premium rates may make our financial results volatile and unpredictable.

     Commissions from the brokering of insurance products represent a majority of our revenues. Commissions are typically determined as a percentage of premium rates. We have no control over the insurance premium rates on which these commissions are calculated. For example, from 1987 through 1999, the P&C insurance industry experienced a period of flat to declining premium rates, which negatively affected commissions earned by insurance brokers. Years of underwriting losses for P&C insurance companies combined with the downward turn in the equity markets caused insurers to increase premium rates starting in 2000. Additionally, the insurance industry was affected by the events of September 11, 2001, which resulted in the largest insurance loss in America's history and accelerated increases in premium rates for particular lines of P&C insurance. The rate of increases began to subside in 2003 and by the end of 2003 some lines of business were experiencing rate declines on renewal. The severity and timing of these cycles cannot be accurately predicted. Accordingly, the cyclical nature of premium rates may make our financial results volatile and unpredictable.

Our high level of indebtedness may put us at a competitive disadvantage relative to insurance brokers and other distributors of financial products and services.

     As of December 31, 2003, our total indebtedness of $160.0 million and our total indebtedness measured as a percentage of our total capitalization of 37.8% were higher than those of brokers that we consider to be generally comparable to us, including Arthur J. Gallagher, Brown & Brown and Hilb, Rogal and Hobbs. As a result, we may be less able to compete effectively with our peers when acquiring other brokerage operations that are seeking cash purchase consideration versus stock purchase consideration. Additionally, with a lower level of indebtedness, our peers are likely to have greater flexibility to direct cash flow from operations toward hiring additional sales professionals, capital expenditures and other forms of reinvestment in their businesses than we have currently.

Failure to comply with financial covenants in our existing credit facility could cause all or a portion of our debt to become immediately due and payable.

     Under our existing credit facility, we must comply with financial covenants which limit our flexibility in responding to changing business and economic conditions.

     As of December 31, 2003, the significant financial covenants of our existing credit facility were as follows:

                       Description of Covenant                                Actual                 Covenant
                       -----------------------                                ------                 --------
Consolidated Indebtedness to Adjusted Pro Forma EBITDA Ratio           1.95                        2.50 maximum
Fixed Charge Coverage Ratio                                            1.99                        1.50 minimum
Stockholders' Equity (in millions)                                     $262.86                   $194.49 minimum


     Amounts due under our existing credit facility and under future debt instruments could become immediately due and payable as a result of our failure to comply with the restrictive covenants they contain, which, in turn, could cause all or a portion of our other debt to become immediately due and payable. Our ability to comply with these provisions in existing or future debt instruments may be affected by events beyond our control.

If we are required to write down goodwill and other intangible assets, our financial condition and results would be negatively affected.

     When we acquire a business, a substantial portion of the purchase price of the acquisition is allocated to goodwill and other identifiable intangible assets. The purchase price is allocated to tangible and intangible assets and any excess is recorded as goodwill. As of December 31, 2003, goodwill represented $225.2 million, or 85.7% of our total stockholders' equity. As of December 31, 2003, other intangible assets, including expiration rights, covenants not-to-compete and other assets, represented $93.7 million, or 35.6% of our total stockholders' equity, net of accumulated amortization of $150.0 million.

     On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses the financial accounting and reporting standards for the acquisition of intangible assets outside of a business combination and for goodwill and other intangible assets subsequent to their acquisition. This accounting standard requires that goodwill no longer be amortized but tested for impairment at least annually. Intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests at least annually. Other intangible assets will continue to be amortized over their useful lives. SFAS No. 142 also requires the completion of a transitional impairment test within six months of adoption. Our most recent annual impairment test indicated that there was no goodwill impairment as of December 31, 2003. We have no intangible assets with indefinite lives.

     Under current accounting standards, if we determine goodwill or intangible assets are impaired, we will be required to write down the value of such assets. Because goodwill and intangible assets comprise such a large percentage of our stockholders' equity, any such write down would have a significant negative effect on our stockholders' equity and financial results.

Contingent commissions are more profitable, but less predictable, than our other revenues, which makes it difficult to forecast revenues; and decreases in these commissions may negatively impact our financial results.

     Many insurance companies pay us contingent commissions for achieving specified premium volume goals set by them and/or the loss experience of the insurance we place with them. We generally receive these commissions in the first and second quarters of each year. However, we have no control over the ability of insurance companies to estimate loss reserves, which affects the amount of contingent commissions that we will receive. Placement service revenue includes payments or allowances by insurance companies based upon such factors as the overall volume of business placed by the broker with that insurer, the aggregate commissions paid by the insurer for that business during specific periods, or the profitability or loss to the insurer of the risks placed. This revenue reflects compensation for services provided by brokers to the insurance market. These services include new product development, the development and provision of technology, administration, and the delivery of information on developments among broad client segments and the insurance markets. In addition, because no significant incremental operating costs are incurred when contingent commissions are realized, a significant decrease in these commissions can cause a disproportionate decrease in net income. We derived approximately 4% and 5% of our consolidated revenues from contingent commissions for each of the years ended December 31, 2002 and 2003, respectively.

     Any decrease in the contingent commissions we receive would reduce our revenues and, to a greater degree, decrease our income from continuing operations before income tax benefit, on a percentage basis. For example, a $3.5 million reduction in contingent commissions would have reduced 2003 revenues by approximately 1% but would have decreased income from continuing operations before income tax benefit by approximately 11% in the same period. A significant decrease in contingent commissions would consequently have a negative impact on our financial results and limit our ability to incur and service debt and comply with financial covenants in our existing credit facility.

Litigation against, and regulatory inquiries of, other insurance brokerage firms regarding the appropriateness of contingent commission and related arrangements could result in a decrease of these types of arrangements which, if significant, could negatively impact our financial results.

     The insurance brokerage industry has noted several recent developments related to the use of "contingent commission" and related arrangements, including the filing of lawsuits against other insurance brokers and the issuance of audit letters by the New York Insurance Department last summer. Plaintiffs in the pending lawsuits base their claims, in part, on the notion that the mere existence of such agreements may result in broker fiduciary duty breaches because insurance policies may be placed based on the potential proceeds from such arrangements rather than on the coverage needs of clients. The New York Insurance Department has articulated a similar rationale to support its regulatory disclosure requirements. The insurance brokerage industry generally has responded to these recent developments by enhancing its policies with respect to disclosure of these arrangements to insurance brokerage clients. While we are not able to predict whether these recent developments will ultimately impact our revenues attributable to contingent commissions, any decrease in these commissions would consequently have a negative impact on our financial results and limit our ability to incur and service debt and comply with financial covenants in our existing credit facility.

The geographic concentration of our businesses could leave us vulnerable to an economic downturn or regulatory changes in those areas, resulting in a decrease in our revenues.

     For the years ended December 31, 2001, 2002 and 2003, our California- and New York-based businesses constituted approximately 28%, 30%, and 30%, respectively, of our consolidated revenues. Because our business is concentrated in these two states, the occurrence of adverse economic conditions or an adverse regulatory climate in either California or New York could negatively affect our financial results more than would be the case if our business were more geographically diversified.

Failure to comply with regulations applicable to us could restrict our ability to conduct our business.

     We conduct business in a number of states and are subject to comprehensive regulation and supervision by government agencies in many of the states in which we do business. State laws grant supervisory agencies broad administrative powers. Our ability to conduct our business in the states in which we currently operate depends on our compliance with the rules and regulations established by the regulatory authorities in each of these states.

     State insurance regulators and the National Association of Insurance Commissioners continually re-examine existing laws and regulations, some of which affect us, including those relating to the licensing of insurance brokers and agents, premium rates, regulating unfair trade and claims practices, and the regulation of the handling and investment of insurance carrier funds held in a fiduciary capacity. These examinations may result in the enactment of insurance-related laws and regulations, or the issuance of interpretations of existing laws and regulations, that adversely affect our business. More restrictive laws, rules or regulations may be adopted in the future that could make compliance more difficult and/or expensive. Specifically, recently adopted federal financial services modernization legislation addressing privacy issues, among other matters, is expected to lead to additional federal regulation of the insurance industry in the coming years, which could result in increased expenses or restrictions on our operations.

     In response to perceived excessive cost or inadequacy of available insurance, states have also from time to time created state insurance funds and assigned risk pools, which compete directly, on a subsidized basis, with private insurance providers. We act as agents and brokers for state insurance funds such as those in California, New York and other states in which we operate. These state funds could choose to reduce the sales or brokerage commissions we receive. In addition, these states could enact legislation to reform existing P&C and individual and group health care insurance regulations. If these reductions in commissions or changes in legislation occurred in a state in which we have substantial operations, such as California or New York, they could substantially affect the profitability of our operations in that state or cause us to change our marketing focus.

We depend on our information processing systems. Interruption or loss of our information processing systems could have a material adverse effect on our business.

     Our ability to provide administrative services depends on our capacity to store, retrieve, process and manage significant databases and expand and upgrade periodically our information processing capabilities. Interruption or loss of our information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure, or damage caused by fire, tornadoes, lightning, electrical power outage or other disruption could have a material adverse effect on our business, financial condition and results of operations.

Possible volatility in our stock price could negatively affect us and our stockholders.

     The trading price of our common stock may be volatile in response to a number of factors, many of which are beyond our control, including actual or anticipated variations in quarterly financial results, changes in financial estimates by securities analysts and announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, our financial results may be below the expectations of securities analysts and investors. If this were to occur, the market price of our common stock could decrease, perhaps significantly.

     In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may negatively affect the price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of an individual company's securities, securities class action litigation often has been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could negatively affect our financial results.

Our principal stockholder's interests in our business may be different than yours and therefore may make decisions that are adverse to your interests.

     Capital Z Financial Services Fund II, L.P. and its affiliates (collectively, "Capital Z") beneficially own approximately 24.6% of our voting common stock. In addition, Mr. Robert A. Spass, one of our directors, is a partner of Capital Z. As a result, Capital Z will have the ability to significantly influence matters requiring stockholder approval, including, without limitation, the election of directors, mergers, consolidations and sales of all or substantially all of our assets. Capital Z also may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. In addition, this concentration of ownership may have the effect of preventing, discouraging or deferring a change of control, which could depress the market price of our common stock.

Provisions of Delaware law could delay or prevent a change in control of our company, which could adversely impact the value of our common stock.

     Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. This provision in Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

We have no plans to pay and are currently precluded from paying unlimited dividends on our common stock.

     We have never declared or paid cash dividends on our common stock and presently have no plans to pay any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance our business. In addition, under our existing credit facility we are currently limited in the amount of dividends we can pay. We are also prohibited from repurchasing shares of our capital stock. It is likely that future debt we incur will similarly restrict dividend payments and/or share repurchases.

                                 USE OF PROCEEDS

     Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.

     We will not receive any of the proceeds from the sale of shares of U.S.I. Holdings common stock by the selling shareholders.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The ratio of earnings to fixed charges and the ratio of combined fixed charges and preference dividends to earnings, and any deficiency, where applicable, for each of the periods set forth below is as follows:


                                                Year Ended December 31,
                           ----------- ----------  ---------- --------  --------
                              1999         2000       2001      2002       2003

Ratio of earnings to
fixed charges..........       N/A           N/A       N/A      1.56        3.88
Ratio of combined fixed
charges and
preference dividends to
earnings...............       N/A           N/A       N/A      1.56        3.88
Deficiency of
earnings to cover fixed
charges................      33,072       $12,525   $39,332    N/A          N/A


     "Fixed Charges" consists of:

     o    interest expensed and capitalized, and

     o    an estimate of the interest within rental expense.

                  GENERAL DESCRIPTION OF THE OFFERED SECURITIES

     We may offer from time to time under this prospectus, separately or together:

     o    common stock,

     o    preferred stock,

     o    unsecured senior or subordinated debt securities,

     o    warrants to purchase common stock, preferred stock or debt securities,

     o    stock purchase contracts to purchase shares of common stock, and

     o stock purchase units, each consisting of (a) a U.S.I. Holdings Corporation common stock purchase contract, under which the holder or U.S.I. Holdings Corporation, upon settlement, will purchase a fixed or varying number of shares of U.S.I. Holdings Corporation common stock, and (b) a beneficial interest in either U.S.I. Holdings Corporation debt securities, U.S.I. Holdings

          Corporation preferred stock or debt or equity obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the U.S.I. Holdings Corporation stock purchase units.

     Material U.S. federal income tax considerations pertaining to an investment in the securities offered will be described in the applicable prospectus supplement.

     References to "U.S.I. Holdings," "we," "our" or "us" in "Description of U.S.I. Holdings Corporation Common Stock," "Description of U.S.I. Holdings Corporation Preferred Stock," "Description of U.S.I. Holdings Corporation Debt Securities," "Description of U.S.I. Holdings Corporation Warrants to Purchase Common Stock or Preferred Stock," "Description of U.S.I. Holdings Corporation Warrants to Purchase Debt Securities," "Description of U.S.I. Holdings Corporation Stock Purchase Contracts and the Stock Purchase Units" and "Selling Shareholders" refer solely to U.S.I. Holdings Corporation and not its subsidiaries.

            DESCRIPTION OF U.S.I. HOLDINGS CORPORATION CAPITAL STOCK

     The authorized capital stock of U.S.I. Holdings consists of 300,000,000 shares of common stock, par value U.S.$0.01 per share, 10,000,000 non-voting shares of common stock, par value U.S.$0.01 per share, and 87,000,000 shares of voting preferred stock, par value U.S.$0.01 per share. As of March 3, 2004 there were 46,662,032 shares of voting common stock outstanding, no shares of non-voting common stock outstanding and no shares of preferred stock outstanding. All issued and outstanding shares are fully paid and non-assessable.

             DESCRIPTION OF U.S.I. HOLDINGS CORPORATION COMMON STOCK

Common Stock

     Holders of common stock are entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Except as may be provided in connection with any preferred stock in a certificate of designation filed under the DGCL or as may otherwise be required by law or our certificate of incorporation, the common stock is our only capital stock entitled to vote in the election of directors and on all other matters presented to our stockholders. Except as required by law or our certificate of incorporation, however, holders of common stock are not entitled to vote on any amendment to our certificate of incorporation that solely relates to the terms of any outstanding series of preferred stock or the number of shares of the series and does not affect the number of authorized shares of common stock or the terms of the common stock if the holders of preferred stock are entitled to vote thereon. The common stock does not have cumulative voting rights.

     Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to our stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of the series.

Non-Voting Common Stock

     Holders of our non-voting common stock are not entitled to any voting rights except that the holders may vote as a class, with each holder receiving one vote per share of non-voting common stock, on any amendment, repeal or modification of any provision of our certificate of incorporation that adversely affects the powers, preferences or special rights of holders of non-voting common stock. Shares of our non-voting common stock are convertible into the same number of shares of voting common stock. However, no holder of shares of non-voting common stock is entitled to convert any of its shares into shares of common stock, to the extent that, as a result of such conversion, the holder directly, or indirectly, would own, control or have the power to vote a greater number of shares of common stock or other securities of any kind issued by us than the holder is permitted to own, control or have the power to vote.

     Subject to the prior rights of holders of preferred stock, if any, holders of non-voting common stock, which rates equally with our common stock in respect of dividends, are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of non-voting common stock will be entitled to received such assets as are available for distribution to our stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of the series.

           DESCRIPTION OF U.S.I. HOLDINGS CORPORATION PREFERRED STOCK

General

     The following summary of terms of our preferred stock is not complete. You should refer to the provisions of our certificate of incorporation and by-laws and the terms of each class or series of the preferred stock which will be filed with the SEC at or prior to the time of issuance of such class or series of preferred stock and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of preferred stock, provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

     Our by-laws allow the board to authorize the issuance of shares of preferred stock in one or more series, and may fix the rights and preferences of those shares, including as to dividends, voting, redemption, conversion rights and otherwise.

     Issuances of shares of preferred stock are subject to the applicable rules of the Nasdaq National Market or other organizations on whose systems our preferred stock may then be quoted or listed. Depending upon the terms of the preferred stock established by our board of directors, any or all series of preferred stock could have preferences over the common stock with respect to dividends and other distributions and upon liquidation of the company. Issuance of any such shares with voting powers, or issuance of additional shares of common stock, would dilute the voting power of the outstanding common shares.

Terms

     The terms of each series of preferred stock will be described in any prospectus supplement related to such series of preferred stock.

     The board of directors in approving the issuance of a series of preferred stock has authority to determine, and the applicable prospectus supplement may set forth with respect to such series, the following terms, among others:

     o the number of shares constituting that series and the distinctive designation of that series;

     o the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     o the voting rights for shares of the series, if any, in addition to the voting rights provided by law, and the terms of such voting rights;

     o the conversion or exchange privileges for shares of the series, if any (including, without limitation, conversion into shares of common stock), and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in such events as the board will determine;

     o whether or not the shares of that series will be redeemable and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     o any sinking fund for the redemption or purchase of shares of that series and the terms and amount of such sinking fund;

     o the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of U.S.I. Holdings or any of our subsidiaries, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any of our subsidiaries of, any of our outstanding shares;

     o the rights of the shares of that series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and

     o any other relevant participating, optional or other special rights, qualifications, limitations or restrictions of that series.

Non-U.S. Currency

     If the purchase price of any shares of preferred stock is payable in a currency other than U.S. dollars, the specific terms with respect to such preferred stock and such foreign currency will be specified in the applicable prospectus supplement.

           DESCRIPTION OF U.S.I. HOLDINGS CORPORATION DEBT SECURITIES

General

     We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and a trustee qualified under the Trust Indenture Act. The form of such indentures have been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will set forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

     The statements made below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series of debt securities; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

Terms

     The debt securities will be our unsecured obligations.

     The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

     The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section called "--Ranking of Debt Securities" below.

     The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

     (1) the title of such debt securities and whether such debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

     (2) the aggregate principal amount of such debt securities and any limit on such aggregate principal amount;

     (3) the price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of such debt securities that is convertible into shares of common stock or shares of preferred stock or the method by which any such portion will be determined;

     (4) if convertible into shares of common stock or preferred stock, the terms on which such debt securities are convertible, including the initial conversion price, the conversion period, any events re-quiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such common stock or preferred stock for purposes of conversion;

     (5) the date(s), or the method for determining such date or dates, on which the principal of such debt securities will be payable and, if applicable, the terms on which such maturity may be extended;

     (6) the rate(s) (which may be fixed or floating), or the method by which such rate or rates will be determined, at which such debt securities will bear interest, if any, including if applicable, that such debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of our common shares below certain levels for a minimum period of time);

     (7) the date(s), or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates will be determined, the persons to whom such interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

     (8) the place(s) where the principal of and interest, if any, on such debt securities will be payable, where such debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of such debt securities and the applicable indenture may be served;

     (9) the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which such debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

     (10) our obligation, if any, to redeem, repay or repurchase such debt securities pursuant to any sinking fund (as defined in the applicable supplemental indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligations;

     (11) if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (12) whether the amount of payments of principal of or interest, if any, on such debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts will be determined;

     (13) whether the principal of or interest, if any, on the debt securities of the series is to be payable, at our election or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, such election may be made;

     (14) provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of such events as may be specified;

     (15) any deletions from, modifications of or additions to the events of default or our covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

     (16) whether debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange such interests for debt securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the applicable indenture, and, if debt securities of the series are to be issuable as a global security, the identity of the depository for such series;

     (17) the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the debt securities of the series;

     (18) if exchangeable into another series of debt securities of U.S.I. Holdings, the terms on which such debt securities are exchangeable; and

     (19) any other terms of the series of debt securities and any additions, deletions or modifications to the applicable indenture.

     The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

     If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof.

     Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protections against transactions involving us, including a highly leveraged transaction involving us or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

     We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to such series of debt securities.

     The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payments may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

     Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

     o will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of such debt securities at the trustee's corporate trust office or at the office of any registrar designated by us for such purpose; and

     o may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for such purpose.

     No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Certain Covenants

     The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus.

     Unless otherwise indicated in the applicable prospectus supplement, senior debt securities and the subordinated debt securities will include the provision described below.

Merger, Consolidation or Sale of Assets

     We may not (1) consolidate with or merge into any other person (other than a subsidiary) or convey, transfer, sell or lease all of substantially all of our properties and assets as an entirety to any other person or (2) permit any person (other than a subsidiary) to consolidate with or merge into us unless:

     o in the case of (1) and (2) above, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the debt securities and the performance of our other covenants under the applicable indenture, and

     o in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Payment of Principal, Premium and Interest

     We will duly and punctually pay the principal of (and premium, if any) and interest on the debt securities in accordance with the terms of such debt securities.

Maintenance of Office or Agency

     We will maintain an office or agency where the debt securities may be presented or surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the debt securities may be made.

Money for Securities; Payments to Be Held in Trust

     If we will at any time act as our own paying agent with respect to any debt securities, we will, on or before each due date of the principal of (and premium, if any) or interest on any of the debt securities, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums will be paid to such persons or otherwise disposed of as provided in the indentures and will promptly notify the trustee of our action or failure so to act.

Corporate Existence

     Except as permitted under "--Merger, Consolidation or Sale of Assets" above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (charter and statutory) and franchises; provided, however, that we will not be required to preserve any such right or franchise if the board determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the holders.

Maintenance of Properties

     We will use our reasonable efforts to cause all material properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order (subject to wear and tear) and supplied with all necessary material equipment and will use our reasonable efforts to cause to be made all necessary material repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing will prevent us from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders.

Statement by Officers as to Default

     We will deliver to the trustee, within 120 days after the end of each fiscal year of the Company, a certificate of our principal executive officer, principal financial officer or principal accounting officer stating whether or not to the best knowledge of the signers thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if we are in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

Waiver of Certain Covenants

     We may omit in any particular instance to comply with any term, provision or condition of the foregoing covenants if before or after the time for such compliance the holders of at least a majority in principal amount of the outstanding debt securities (taken together as one class) will, by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, the obligations of the Company and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

Ranking of Debt Securities

General

     We currently conduct some of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries will be a principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. Holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Senior Debt Securities

     The senior debt securities will be our unsecured unsubordinated obligations and will:

     o rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

     o be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

     o    be effectively subordinated to all of our subsidiaries' indebtedness.

     As of December 31, 2003, the aggregate amount of our outstanding consolidated indebtedness for money borrowed was approximately $160.0 million, of which $135.1 million was secured. The senior debt that may be issued under the senior debt securities indenture would be effectively subordinated in right of payment to the $135.1 million of secured indebtedness and would rank equal in right of payment with all other senior unsecured obligations of the Company. All obligations (including insurance obligations of our subsidiaries) would be effectively senior to any senior or subordinated debt issued by U.S.I. Holdings. As of December 31, 2003, the consolidated obligations of our subsidiaries reflected on our balance sheet were approximately $30.2 million.

     Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there will be no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred by any of our subsidiaries.

Subordinated Debt Securities

     The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due will be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities, or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.

     If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character will be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities or to acquire any of the subordinated debt securities for cash, property or otherwise.

     As of December 31, 2003, the aggregate amount of our consolidated indebtedness for money borrowed was approximately $160.0 million, of which all would rank senior in right of payment to the subordinated debt issuable under the subordinated debt securities indenture. All obligations (including insurance obligations of our subsidiaries would be effectively senior to any senior or subordinated debt issued by U.S.I. Holdings. As of December 31, 2003, the consolidated obligations of our subsidiaries reflected on our balance sheet was approximately $30.2 million.

     If any other event of default occurs and is continuing with respect to any designated senior indebtedness, as such event of default is defined in the instrument creating or evidencing such designated senior indebtedness, permitting the holders of such designated senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of designated senior indebtedness gives written notice of the event of default to the trustee (a "default notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of designated senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice (the "blockage period"), neither we nor any other person on our behalf will:

     (1) make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities; or

     (2) acquire any of the subordinated debt securities for cash, property or otherwise.

     Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the designated senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the representative of such designated senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).

     As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

     "Senior indebtedness," unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to us,

     (1) the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (a) our indebtedness for money borrowed and (b) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

     (2) all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     (3) all of our obligations for reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

     (4) all obligations of the type referred to in clauses (1) through (3) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

     (5) all obligations of the type referred to in clauses (1) through (4) above of other persons secured by any lien on any of our property or asset (whether or not such obligation is assumed by us) and

     (6) any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (5) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

     Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

Discharge and Defeasance

     Under the terms of the indenture, we will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the applicable trustee, in trust, moneys or U.S. government obligations in an amount sufficient to pay all the principal of, and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities.

     In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities ("defeasance") or (2) to be released from our obligations with respect to such debt securities under certain covenants in the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities ("covenant defeasance"):

     (1) by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by it under such debt securities and the indenture with respect to such series; or

     (2) after giving notice to the trustee of our intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent

          (a) in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such debt securities; and

          (b) in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the debt securities are denominated sufficient to pay all principal of and interest on such debt securities.

          Such a trust may only be established if, among other things:

     (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which we are a party or by which we are bound;

     (2) no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment; and

     (3) we have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

     In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

     We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

     (1) change the stated maturity of the principal of or any installment of interest with respect to the debt securities;

     (2) reduce the principal amount of, or the rate of interest on, the debt securities;

     (3) change the currency of payment of principal of or interest on the debt securities;

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

     (5) reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

     (6) modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default;

     (7) in the case of any subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of subordinated debt securities of any series then outstanding; or

     (8) in the case of any convertible debt securities, adversely affect the right to convert the debt securities into shares of common stock or preferred stock in accordance with the provisions of the applicable indenture.

     Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities (subject to the immediately preceding sentence); provided, however, that:

     (1) without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any debt security or in respect of a covenant or provision of the indenture that expressly states that it cannot be modified or amended without the consent of each holder affected; and

     (2) only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

     We, when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstances, including:

     o    to cure any ambiguity, omission, defect or inconsistency;

     o to make any other change that does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect;

     o to provide for the assumption of our obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

     o    to provide any security for or guarantees of such debt securities;

     o    to add events of default with respect to such debt securities;

     o to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under the applicable indenture;

     o to make any change necessary for the registration of the debt securities under the Securities Act or to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of such debt securities in any material respect;

     o to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

     o to add to or change any of the provisions of the applicable indenture to such extent as will be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

     o to change or eliminate any of the provisions of the applicable indenture; provided, however, that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

     o to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

     o to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as will be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

     The following are events that we anticipate will constitute "events of default" with respect to any series of debt securities issued thereunder:

     (1) default in the payment of any interest upon any debt securities of that series when it becomes due and payable, and continuance of such default for a period of 60 days; or

     (2) default in the payment of the principal of (or premium, if any, on) any debt securities of that series when due; or

     (3) default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series; or

     (4) default in the performance, or breach, of any material covenant or warranty of the Company in the indenture (other than a covenant or warranty added to the indenture solely for the benefit of another series of debt securities) for a period of 60 days after there has been given, and continuance of such by registered or certified mail, to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

     (5)  certain events of bankruptcy, insolvency or reorganization.

     Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

     The trustee under such indenture will, within 90 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof. We will certify to the trustee quarterly as to whether any default exists.

     If an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities will occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

     In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

     Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

     No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

Conversion and Exchange Rights

     The terms and conditions, if any, upon which the debt securities of any series will be convertible into common stock or preferred stock or upon which the senior debt securities of any series will be exchangeable into another series of debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provi-sions as to whether conversion or exchange will be at the option of the holders of such series of debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities. The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

The Trustee

     Subject to the terms of the applicable indenture, the trustee for each series of debt securities will be named in the prospectus supplement relating to each issuance of debt securities. Each indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

     In case an event of default will occur (and will not be cured) under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they will have offered to the trustee security and indemnity satisfactory to it.

Governing Law

     The indentures and the debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

     We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository (the "depository") identified in the prospectus supplement relating to such series. "Global securities" represent in the aggregate the total principal or face amount of the securities and once on deposit with a depository, allow trading of the securities through the depository's book-entry system as further described below. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any nominee of such depository to a successor depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

     Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository ("participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

     We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

     So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. None of us, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

     Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

     If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities in ex-change for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event we will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

     All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Non-U.S. Currency

     If the purchase price of any debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

         DESCRIPTION OF U.S.I. HOLDINGS CORPORATION WARRANTS TO PURCHASE
                         COMMON STOCK OR PREFERRED STOCK

General

     We may issue warrants to purchase common stock or preferred stock independently or together with any securities offered by any prospectus supplement and such common stock warrants or preferred stock warrants may be attached to or separate from such securities. Each series of stock warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the certificates representing the stock warrants and will not assume any obligation or relationship of agency or trust for or with any holders of stock warrant certificates or beneficial owners of stock warrants.

     The following summaries of certain provisions of the warrant agreement and stock warrant certificate are not complete. You should look at the warrant agreement relating to, and the applicable stock warrant certificate representing, the applicable series of common stock warrants or preferred stock warrants.

     The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Warrants for the purchase of shares of common stock or shares of preferred stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

     An applicable prospectus supplement will set forth and describe other specific terms regarding each series of common stock warrants or preferred stock warrants offered hereby, including:

     (1)  the offering price;

     (2) the number of shares of common stock or preferred stock purchasable upon exercise of each such common stock warrant or preferred stock warrant and the price at which such number of shares of common stock or preferred stock may be purchased upon such exercise;

     (3) the date on which the right to exercise such stock warrants will commence and the date on which such right will expire; and

     (4)  any other terms of such stock warrants.

Exercise of Stock Warrants

     Each stock warrant will entitle the holder thereof to purchase shares of common stock or shares of preferred stock, as the case may be, at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the offered stock warrants. After the close of business on the expiration date of each stock warrant or such later date to which such expiration date may be extended by us, unexercised stock warrants will become void.

     Stock warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase shares of common stock or shares of preferred stock purchasable upon such exercise, together with certain information set forth on the reverse side of the stock warrant certificate. Upon receipt of such payment and the stock warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or shares of preferred stock purchasable upon such exercise. If fewer than all of the stock warrants represented by such certificate are exercised, a new stock warrant certificate will be issued for the remaining amount of stock warrants.

Amendments and Supplements to Warrant Agreement

     The warrant agreement for a series of stock warrants may be amended or supplemented without the consent of the holders of the stock warrants issued thereunder to effect changes that are not inconsistent with the provisions of the stock warrants and that do not adversely affect the interests of the holders of the stock warrants.

Anti-dilution and Other Provisions

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock or shares of preferred stock covered by, each stock warrant is subject to adjustment in certain events, including:

     (1) the issuance of shares of common stock or shares of preferred stock as a dividend or distribution on the common stock or preferred stock;

     (2) certain subdivisions and combinations of the common stock or preferred stock;

     (3) the issuance to all holders of common stock or preferred stock of certain rights or warrants entitling them to subscribe for or purchase common stock or preferred stock, at less than the current market value, as defined in the applicable stock warrant agreement for such series of stock warrants; and

     (4) the distribution to all holders of common stock or preferred stock of certain evidences of our indebtedness or assets, other than certain cash dividends and distributions described below.

     No adjustment in the exercise price of, and the number of shares covered by, the stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided, however, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment not so made will be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of shares of common stock or shares of preferred stock covered by, a stock warrant will not be adjusted for the issuance of common stock or preferred stock or any securities convertible into or exchangeable for common stock or preferred stock, or securities carrying the right to purchase any of the foregoing.

     In the case of:

     (1)  a reclassification or change of the common stock or preferred stock;

     (2)  certain consolidation or merger events involving us; or

     (3) a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our common stock or preferred stock will be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such shares, the holders of the stock warrants then outstanding will be entitled thereafter to convert such stock warrants into the kind and amount of common stock, preferred stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such stock warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

Non-U.S. Currency

     If the purchase price of any warrants to purchase common stock or preferred stock is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase common stock or preferred stock and such foreign currency will be specified in the applicable prospectus supplement.

 DESCRIPTION OF U.S.I. HOLDINGS CORPORATION WARRANTS TO PURCHASE DEBT SECURITIES

General

     We may issue debt warrants independently or together with any securities offered by any prospectus supplement and such debt warrants may be attached to or separate from such securities. Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into between us and a debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the certificates representing the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates or beneficial owners of debt warrants.

     The following summaries of certain provisions of the debt warrant agreement and debt warrant certificate are not complete. You should look at the debt warrant agreement relating to, and the debt warrant certificate representing, a series of debt warrants.

     The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Debt warrants for the purchase of shares of common stock or shares of preferred stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

     An applicable prospectus supplement will set forth and describe other specific terms regarding each series of debt warrants offered hereby, including:

     (1)  the offering price;

     (2) the designation, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the debt warrants;

     (3) the date on which the right to exercise such debt warrants will commence and the date on which such right will expire; and

     (4)  any other terms of such debt warrants.

     Warrant holders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

     Debt warrants may be exercised by delivering to the debt warrant agent payment as provided in the applicable prospectus supplement, together with certain information set forth on the reverse side of the debt warrant certificate. Upon receipt of such payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities purchasable upon such exercise. If fewer than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

Amendments and Supplements to Warrant Agreement

     The debt warrant agreement for a series of debt warrants may be amended or supplemented without the consent of the holders of the debt warrants issued thereunder to effect changes that are not inconsistent with the provisions of the debt warrants and that do not adversely affect the interests of the holders of the debt warrants.

Non-U.S. Currency

     If the purchase price of any warrants to purchase debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase debt securities and such foreign currency will be specified in the applicable prospectus supplement.

                   DESCRIPTION OF U.S.I. HOLDINGS CORPORATION
                STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     U.S.I. Holdings may issue stock purchase contracts, representing contracts obligating holders to purchase from U.S.I. Holdings, and obligating U.S.I. Holdings to sell to the holders, or holders to sell to U.S.I. Holdings and U.S.I. Holdings to purchase from the holders, a fixed or varying number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such stock purchase contract upon the occurrence of certain events. The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of one or more stock purchase contracts and any one or more of:

     (1)  debt securities of U.S.I. Holdings;

     (2)  preferred stock of U.S.I. Holdings; or

     (3) debt or equity obligations of third parties, including U.S. Treasury securities.

     The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or pre-funded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract. Any one or more of the above securities, shares of common stock or the stock purchase contracts or other collateral may be pledged as security for the holders' obligations to purchase or sell, as the case may be, the common stock under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent, as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares of common stock deliverable by such holders under common stock purchase contracts requiring the holders to sell such shares of common stock to U.S.I. Holdings.

     The applicable prospectus supplement may contain, where applicable, the following information about the stock purchase contracts and stock purchase units, as the case may be:

     o whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our shares of common stock and the nature and amount of the shares of common stock, or the method of determining those amounts;

     o    whether the stock purchase contracts are to be prepaid or not;

     o whether the stock purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our shares of common stock;

     o any acceleration, cancellation, termination or other provisions relating to the settlement of the stock purchase contracts;

     o the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

     o any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

     o whether the stock purchase contracts and/or stock purchase units will be issued fully registered or global form.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the stock purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and (3) if applicable, the prepaid stock purchase contracts and the document pursuant to which such prepaid stock purchase contracts will be issued.

Non-U.S. Currency

     If the purchase price of any stock purchase contract is payable in a currency other than U.S. dollars, the specific terms with respect to such stock purchase contract and such foreign currency will be specified in the applicable prospectus supplement.

                              SELLING SHAREHOLDERS

     The table below sets forth, as of March 3, 2004, the number of shares of U.S.I. Holdings common stock that each selling shareholder beneficially owns and the number of such shares being registered for sale by such selling shareholder under this prospectus. The percentage of outstanding shares of common stock beneficially owned before the offering is based on 46,662,032 of our shares of common stock outstanding as of March 3, 2004 and is calculated in accordance with Rule 13d-3 under the Exchange Act. The percentage of outstanding shares of common stock beneficially owned after the offering assumes that all of the shares of common stock offered by the selling shareholders under the prospectus have been sold. Except as disclosed below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

     The term "selling shareholders," as used in this prospectus, includes each of the holders listed below and its donees or heirs receiving shares from the holder listed below after the date of this prospectus. The selling shareholders may sell, transfer or otherwise dispose of some or all of their shares of common stock, including shares of common stock and other securities of U.S.I. Holdings not covered by this prospectus, in transactions exempt from the registration requirements of the Securities Act of 1933, including in open-market transactions in reliance on Rule 144 under the Securities Act. We will update, amend or supplement this prospectus from time to time to update the disclosure in this section as may be required.

     The selling shareholders will not bear the expenses of the registration other than any underwriting fees, discounts or commissions in connection with the offering of their shares.

     The selling shareholders may from time to time on one or more occasions offer and sell any or all of their shares of common stock that are registered under this prospectus. The registration of the selling shareholders' shares of common stock does not necessarily mean that the selling shareholders will offer or sell any of their shares.

----------------------------------------------------------------------------------------------------------------------

                                                 Percentage of
                                                 Outstanding    Maximum Number of
                                                 Shares         Shares Owned and/or                  Percentage of
                                                 Beneficially   Subject to                           Outstanding
                                 Shares          Owned Prior to Outstanding Options    Shares        Shares
                                 Beneficially    Offering       or Warrants Which May  Beneficially  Beneficially
                                 Owned Prior to                 Be Offered Hereby      Owned After   Owned After
Name                             Offering                                              the Offering* Offering*
----------------------------------------------------------------------------------------------------------------------
Zurich Financial Services Group(1)

106 East 17th Street
New York, NY 10003.........         4,709,988          10.1%         4,709,988                             **
----------------------------------------------------------------------------------------------------------------------


UNUM Provident (2)

c/o UNUM Provident Corporation
2 Fountain Square
Chattanooga, TN 37403......         2,382,645           5.1%         2,242,645            140,000          **
----------------------------------------------------------------------------------------------------------------------


                                       38

Equitable Companies
Incorporated, The (3)

c/o The Equitable Life
Assurance Society
1290 Avenue of the Americas
New York, NY 10104.........         1,000,000           2.1%         1,000,000                             **
----------------------------------------------------------------------------------------------------------------------






Christopher J. Rodenfels (4)          297,780          **              297,780                             **
----------------------------------------------------------------------------------------------------------------------



Sovereign Bancorp (5)

1130 Berkshire Boulevard
Wyomissing, PA 19610.......           152,545          **              152,545                             **
----------------------------------------------------------------------------------------------------------------------






Matthew J. O'Connor (6)....            23,432          **               23,432                             **
----------------------------------------------------------------------------------------------------------------------






Anita Smith (7)............            16,843          **               16,843                             **
----------------------------------------------------------------------------------------------------------------------





The Maxwell Family Trust as of
11/22/95 (8)...............            13,040          **                1,000             12,040          **
----------------------------------------------------------------------------------------------------------------------






Henry Bechard (9)..........             2,334          **                  100              2,234          **


                                       39

----------------------------------------------------------------------------------------------------------------------






Gerald M. Smith (10).......             1,061          **                1,061                 **          **
----------------------------------------------------------------------------------------------------------------------


___________

* The registration of the selling shareholders' shares of common stock does not necessarily mean that the selling shareholders will offer or sell any of their shares.

**   Denotes beneficial ownership of less than 1.0%.

(1) The shares of common stock beneficially owned by Zurich Financial Services Group are directly held by the following affiliates of Zurich Financial Services Group: (a) Zurich International Ltd.--424,435 shares; (b) Fidelity and Deposit Company of Maryland--332,827 shares; (c) Fidelity Life Association, a Mutual Legal Reserve Company--424,435 shares; (d) Kemper Corporation--1,422,917 shares; (e) Maryland Casualty Company--1,514,525 shares; and (f) Universal Underwriters Insurance--590,849 shares. On August 11, 1997, the Company issued shares of preferred stock to the above listed entities in connection with a sale of equity in the Company. The preferred stock automatically converted to common stock at the time of the Company's initial public offering in October 2002. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Prior to our initial public offering in October 2002, Zurich Financial Services Group had one representative on our Board of Directors.

(2) Provident Asset Trust I directly holds 748,055 shares, of which UNUM Provident Corporation disclaims beneficial ownership. Provident Life & Accident Insurance Company directly holds 575,363 shares and 140,000 shares which may be acquired through the exercise of warrants. The Paul Revere Life Insurance Company directly holds 919,227 shares. On July 9, 1998, September 17, 1999 and December 27, 2001, the Company issued shares of preferred stock to Provident Asset Trust I, preferred stock and warrants to purchase preferred stock to Provident Life & Accident Insurance Company and preferred stock to The Paul Revere Life Insurance Company respectively in connection with equity investments in the Company by those entities. The preferred stock and the warrants to purchase preferred stock automatically converted to common stock and warrants to purchase common stock, respectively at the time of the Company's initial public offering in October 2002. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to
     Section 4(2) thereof. Prior to our initial public offering in October 2002, UNUM Provident Corporation had one representative on our Board of Directors.

(3) On July 9, 1998, the Company issued shares of preferred stock to The Equitable Companies Incorporated, in connection with an equity investment in the Company. The preferred stock automatically converted to common stock at the time of the Company's initial public offering in October 2002. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Prior to our initial public offering in October 2002, The Equitable Companies Incorporated had one representative on our Board of Directors.

(4) On October 1, 2003, the Company issued shares of common stock to Christopher Rodenfels as a portion of consideration paid by the Company to him in connection with an acquisition of an insurance brokerage from him and others. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to
     Section 4(2) thereof. Mr. Rodenfels is currently an employee of a subsidiary of the Company.

(5) On January 16, 2002, the Company issued shares of preferred stock to Sovereign Bancorp, Inc., in connection with an equity investment in the Company by that entity. The preferred stock automatically converted to common stock at the time of the Company's initial public offering in October 2002. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to
     Section 4(2) thereof. In connection with its equity investment, Sovereign Bancorp, Inc. entered into a marketing and service agreement with us.

(6) On March 14, 1997, the Company issued shares of common stock to Matthew J. O'Connor as a portion of consideration paid to him by the Company in connection with an acquisition of an insurance brokerage from him and others. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to
     Section 4(2) thereof. Mr. O'Connor is currently an employee of a subsidiary of the Company.

(7) On June 26, 1996, the Company issued shares of common stock to Anita Smith as a portion of consideration paid by the Company to her in connection with an acquisition of an insurance brokerage from her and others. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Ms. Smith is a former employee of a subsidiary of the Company.

(8) On June 1, 1994, the Company issued shares of common stock to The Maxwell Family Trust as of 11/22/95, as a portion of consideration paid by the Company to it in connection with an acquisition of an insurance brokerage from one of its beneficiaries and others. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

(9) On March 29, 1996, the Company issued shares of common stock to Henry Bechard as a portion of consideration paid by the Company to him in connection with an acquisition of an insurance brokerage from him and others. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to
     Section 4(2) thereof. Mr. Bechard is a former employee of a subsidiary of the Company.

(10) On April 16, 1996, the Company issued shares of common stock to Gerald Smith as a portion of consideration paid by the Company to him in connection with an acquisition of an insurance brokerage from him and others. The private placement of these securities was exempt from registration under the Securities Act of 1933, as amended, pursuant to
     Section 4(2) thereof. Mr. Smith is a former employee of a subsidiary of the Company.

                              PLAN OF DISTRIBUTION

     We may sell our common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, stock purchase contracts and stock purchase units and each selling shareholder may sell any or all of the shares of U.S.I. Holdings Corporation common stock owned by such selling shareholder, through underwriters, agents, dealers, or directly without the use of any underwriter, agent or dealer to one or more purchasers. We and each selling shareholder may distribute these securities from time to time in one or more transactions, including, but not limited to, block transactions, privately negotiated transactions, transactions on The Nasdaq National Market or any other organized market where the securities may be traded, through the writing of options on securities, short sales or any combination of these methods. The securities may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time. Each selling shareholder will act independently of us in making decisions with respect to the timing, manner of sale, amount of securities to be sold in and the pricing of any transaction. The registration of the selling shareholders' common stock does not necessarily mean that the selling shareholders will offer or sell any of their shares.

     In addition, we and the selling shareholders may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us, the selling shareholders or others to settle such sales and may use securities received from us to close out any related short positions. We and the selling shareholders may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

     The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

     o the identity of any underwriters, dealers or agents who purchase securities, as required;

     o the amount of securities sold, the public offering price and consideration paid, and the proceeds we and/or the selling shareholders will receive from that sale;

     o whether or not the securities will trade on any securities exchanges or The Nasdaq National Market;

     o the amount of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     o    any other material terms of the distribution of securities.

     Upon receipt of notice from the selling shareholders, we will file any amendment or prospectus supplement that may be required in connection with any sale by a selling shareholder.

     We and/or the selling shareholders may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we and/or the selling shareholders will execute an underwriting agreement with those underwriters relating to the securities that we and/or the selling shareholders will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to the conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if they are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

     We and/or the selling shareholders may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us and/or the selling shareholders at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we and/or the selling shareholders sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

     Underwriters may sell these securities to or through dealers. Alternatively, we and/or the selling shareholders may sell the securities in this offering to one or more dealers, who would act as a principal or principals. Dealers may resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

     We and/or the selling shareholders may also sell the securities offered with this prospectus through other agents designated by them from time to time. We will identify any agent involved in the offer and sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us and/or the selling shareholders to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

     In connection with the sale of securities offered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with brokers, dealers or other financial institutions relating to our securities. In connection with such hedging transactions, such brokers, dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions that they assume from such selling shareholders. These hedging transactions may require or permit the selling shareholders to deliver the shares to such brokers, dealers or other financial institutions to settle such hedging transactions. The selling shareholder may also sell our securities short and deliver securities covered by this prospectus to close out such short position, subject to Section 16(c) of the Exchange Act, if applicable.

     In connection with the sale of securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us, the selling shareholders or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the NASD participates in a public offering of these securities, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not be greater than 8% of the offering proceeds from securities offered with this prospectus.

     Selling shareholders, underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of securities may also be deemed underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities.

In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

     We and/or the selling shareholders may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC under the Securities Act of 1933, as amended, a combined registration statement of Form S-3 relating to the offered securities.

     We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information contain additional information about us. You can inspect and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You can obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The SEC's Internet address is http://www.sec.gov. You can also inspect these materials at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that it can disclose important information by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below which have been filed by us with the SEC (000-50041) and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     o    Annual report on Form 10-K for the year ended December 31, 2003.

     o Current reports on Form 8-K dated on February 12, 2004, February 12, 2004 and February 25, 2004 (excluding in each case any information furnished under "Item 9" or "Item 12" in such report and excluding exhibits filed or furnished under such Items, which are not incorporated by reference into this prospectus).

     o The description of the shares of common stock contained in our registration statement on Form 8-A filed on October 17, 2002 pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the time that all of the securities registered under the registration statement are sold. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.

     If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus) or our constitutional documents, you should call or write to us at 555 Pleasantville Road, Suite 100 South, Briarcliff Manor, New York 10510 (telephone number: (914) 749-8500). We will provide these documents, without charge, by first class mail.

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the secu-rities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings for up to an aggregate initial offering price of $150,000,000, and the selling shareholders may resell up to an additional aggregate of 8,445,394 shares of U.S.I. Holdings Corporation common stock that they own in one or more offerings. This prospectus provides you with a general description of the securities that we and the selling shareholders may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us, or the selling shareholders and the offered securities, please refer to the registration statement. Each time we or the selling shareholders sell securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     In this prospectus and in the accompanying prospectus supplement, except as specified otherwise or unless the context requires otherwise, "we," "us," "our," the "Company" and "U.S.I. Holdings" refer to U.S.I. Holdings Corporation and its subsidiaries, and do not include or refer to the selling shareholders.

                                  LEGAL MATTERS

     Certain legal matters with respect to the securities will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York.

                                     EXPERTS


     The consolidated financial statements, as of and for the year ended December 31, 2003, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein and elsewhere in the registration statement, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of U.S.I. Holdings Corporation appearing in U.S.I. Holdings Corporation's Annual Report (Form 10-K) for the two year period ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the distribution of the securities being registered (all amounts are estimated except the SEC registration fee).

SEC registration fee...............................     $38,010
Printing and engraving expenses....................     250,000
Legal fees and expenses............................     250,000
Accounting fees and expenses.......................     250,000
Trustees and transfer agents fees..................      25,000
Miscellaneous......................................     186,990
Total..............................................  $1,000,000*

* All expenses, except the SEC registration fee, are estimated.

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the registrant under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Company's restated certificate of incorporation (the "Certificate") provides that to the fullest extent permitted by Delaware law or another applicable law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's restated By-laws (the "By-laws") provide that the Company shall indemnify its directors, officers and employees to the fullest extent permitted by applicable law.

     The By-laws provide that the Company may indemnify any person who is or was involved in any manner or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action, suit or proceeding by or in the right of the registrant to procure a judgment), by reason of the fact that he is or was or had agreed to become a director, officer or employee of the registrant or is or was or had agreed to become at the request of the board or an officer of the registrant a director, officer or employee of another corporation, partnership, joint venture, trust or other entity against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding.

Item 16.  Exhibits.

     See Exhibit Index immediately preceding the Exhibits.

Item 17.  Undertakings.

     THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

     (6) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

     (7) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where, interim financial information required to be presented by
          Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Briarcliff Manor, New York on March 26, 2004.


                            U.S.I. HOLDINGS CORPORATION


                            By:    /s/ Robert S. Schneider
                                   ----------------------------------------
                                   Name:    Robert S. Schneider
                                   Title:   Executive Vice President
                                            and Chief Financial Officer


     Pursuant to the requirements of the Securities Act, this Amendment No. 2 has been signed by the following persons in the capacities and on the date indicated.

Signature                         Title                                                   Date

*                                 Chairman, President and Chief Executive Officer         March 26, 2004
--------------------------------
David L. Eslick

/s/ Robert S. Schneider           Executive Vice President and Chief Financial Officer    March 26, 2004
--------------------------------
Robert S. Schneider

*                                 Director                                                March 26, 2004
--------------------------------
Ronald E. Frieden

*                                 Director                                                March 26, 2004
--------------------------------
Richard M. Haverland

*                                 Director                                                March 26, 2004
--------------------------------
Thomas A. Hayes

*                                 Director                                                March 26, 2004
--------------------------------
L. Ben Lytle

*                                 Director                                                March 26, 2004
--------------------------------
Robert A. Spass

                                  Director                                                March 26, 2004
--------------------------------
Robert F. Wright


By:    /s/ Robert Schneider
--------------------------------
       * Robert Schneider, as attorney in fact
         pursuant to a power of attorney previously filed

                                    EXHIBITS

Exhibit
Number        Description
------        -----------

1.1* Form of Underwriting Agreement (U.S.I Holdings Corporation Equity)

1.2* Form of Underwriting Agreement (U.S.I. Holdings Corporation Debt)

1.3* Form of Underwriting Agreement (U.S.I. Holdings Corporation Stock Purchase
     Contracts)

1.4* Form of Underwriting Agreement (U.S.I. Holdings Corporation Stock Purchase
     Units)

4.2*** Form of U.S.I. Holdings Corporation Senior Debt Securities Indenture

4.3*** Form of U.S.I. Holdings Corporation Senior Debt Security (included as part of Exhibit 4.2)

4.4*** Form of U.S.I. Holdings Corporation Subordinated Debt Securities
     Indenture

4.5*** Form of U.S.I. Holdings Corporation Subordinated Debt Security (included as part of Exhibit 4.4)

4.6* Form of U.S.I. Holdings Corporation Standard Stock Warrant Agreement

4.7* Form of U.S.I. Holdings Corporation Standard Stock Warrant Certificate

4.8* Form of Standard Stock Purchase Contract Agreement

5.1*** Opinion of Cahill Gordon & Reindel LLP regarding legality of securities being offered

12.1*** Statement of Ratio of Earnings to Fixed Charges and Preferred Stock
     Dividends

23.1*** Consent of Cahill Gordon & Reindel LLP (included as part of Exhibit 5.1)

23.2*** Consent of Ernst & Young LLP, Independent Auditors

23.3*** Consent of Deloitte & Touche LLP, Independent Auditors

24.1*** Power of Attorney for U.S.I. Holdings Corporation

25.1* Form T-1 Statement of Eligibility of Trustee (U.S.I. Holdings Corporation
     Senior Debt Securities Indenture, U.S.I. Holdings Corporation Subordinated Debt Securities Indenture)

_______________________

* To be filed as an amendment to this registration statement or as an exhibit to an exchange act report of the registrant and incorporated herein by reference.

**   Filed herewith.

***  Filed previously.





                                      E-1